Exhibit 23.7

CONSENT   OF   INDEPENDENT   PETROLEUM   ENGINEERS

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2010 (the "Annual Report") of Teck Resources Limited (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

We hereby consent to references to our firm's name and use of our report under the heading "Description of the Business - Oil Sands - Fort Hills Project," "Description of the Business - Oil and Gas Resources - Fort Hills Project" and for "Schedule C - Report on Resources Data by Independent Qualified Resources Evaluator or Auditor" and all other references to our name included or incorporated by reference in:  (i) the Annual Report of the Company; (ii) the Company's registration statements on Form S-8 (File Nos. 333-140184 and 333-170840); and (iii) the incorporation by reference in registration statement on Form F-9 of the Company (File No. 333-167081) and of Teck Metals Ltd. (File No. 333-167081-01), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended as applicable.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ James H. Willmon
James H. Willmon, P. Eng. Vice-President Calgary, Alberta March 22, 2011

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